Exhibit 4.10

MATERIAL CHANGE REPORT

(Form 51-102F3)

1.	Name and Address of the Issuer

Almonty Industries Inc. (the “Company” or “Almonty”)

100 King Street West, Suite 5700

Toronto, Ontario M5X 1C7

2.	Date of Material Change

May 30, 2025.

3.	News Release

On June 2, 2025, a news release was disseminated through BusinessWire and subsequently filed on the System for Electronic Document Analysis and Retrieval (SEDAR+).

4.	Summary of Material Change

Almonty Industries Inc. (“Almonty” or the “Company”) (TSX: AII / ASX: AII / OTCQX: ALMTF / Frankfurt: ALI) announced the appointment of Alan Estevez to the Company’s Board of Directors, effective May 30, 2025.

5.	Full Description of Material Change

Almonty Industries Inc. (“Almonty” or the “Company”) (TSX: AII / ASX: AII / OTCQX: ALMTF / Frankfurt: ALI) announced the appointment of Alan Estevez to its Board of Directors, effective May 30, 2025.

Mr. Estevez is a nationally recognized authority in national security, defense logistics, and strategic trade. From 2022 to 2025, he served as Under Secretary of Commerce for Industry and Security, where he led U.S. efforts to curb adversarial military advancements by restricting access to sensitive technologies, particularly in China and Russia.

Previously, he held senior roles within the U.S. Department of Defense, including Principal Deputy Under Secretary for Acquisition, Technology & Logistics, where he oversaw defense acquisition and supply chain operations. Mr. Estevez also advised Fortune 500 companies on logistics transformation during his tenure at Deloitte Consulting.

He has received numerous honours for his public service, including three Department of Defense Distinguished Public Service Medals, the Presidential Rank Distinguished Executive Award, and the Service to America Medal.

6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Lewis Black, Chairman, President and Chief Executive Officer of Almonty, is knowledgeable about the material change and may be reached at (647) 438-9766.

9.	Date of Report

June 6, 2025.